EXHIBIT 23.3

PMB CO.

      PMB Helin Donovan, LLP
      www.pmbcpas.com


To the Board of Directors and Stockholders of

Bionovo, Inc.


We consent to the incorporation by reference into this registration statement, on Form SB2, of Bionovo, Inc., of our report dated March 15, 2006 relating to the consolidated balance sheet of Bionovo, Inc., as of December 31, 2005 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2005.

We also consent to the reference to our firm under the heading "Experts" in such registration statement.


/s/ PMB Helin Donovan, LLP


San Francisco, California

February 12, 2007











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